Filed Pursuant to Rule 424(b)(5)
Registration No. 333-60641

FIRST CHARTER CORPORATION

AMENDED AND RESTATED
DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

PROSPECTUS

Dated December 30, 2004

PROSPECTUS

1,000,000 SHARES

FIRST CHARTER CORPORATION
COMMON STOCK
FIRST CHARTER CORPORATION
AMENDED AND RESTATED
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     This prospectus relates to the 1,000,000 shares of Common Stock, no par value (the “Common Stock”), of First Charter Corporation registered for sale and distribution under our Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”), of which, 229,171 shares have been issued prior to the date of this prospectus. It is suggested that this prospectus be retained for future reference. The Plan offers our shareholders a simple and convenient method of reinvesting cash dividends to purchase additional shares of Common Stock, as well as purchasing shares through optional cash payments. Registrar and Transfer Company, a New Jersey corporation, has been appointed the administrator of the Plan (the “Plan Administrator”) to act as agent for shareholders electing to participate in the Plan (the “Participants”).

     The dividends and optional cash payments invested through the Plan will be used to purchase newly issued shares of Common Stock from us (“Original Issue Purchases”) or to purchase shares of Common Stock in open market or privately negotiated transactions (“Open Market Purchases”). The purchase price of shares of Common Stock purchased through Original Issue Purchases will be 100% of the fair market value, as determined under the Plan, of those shares on the date those shares are purchased. The price at which the Plan Administrator will be considered to have purchased shares for a Participant’s account through Open Market Purchases will be the weighted average price of those shares paid by the Plan Administrator for the Participant’s allocable portion of shares purchased over a particular period that Common Stock was purchased, plus the proportionate share of the brokerage commission incurred by those Participant’s. Each Participant’s share of brokerage commissions may be less than he or she might incur individually because the Plan Administrator will buy shares in volume. Dividends will be reinvested on a quarterly basis, and optional cash payments will be invested on a monthly basis. See “Description of the Amended and Restated Dividend Reinvestment and Stock Purchase Plan.”

     Shareholders may enroll in the Plan by completing and signing an Authorization Form and returning it to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, Attention: First Charter Corporation Dividend Reinvestment Plan Administrator. Participants in the Plan may terminate their participation at any time. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, if and when they are paid, by check.

The Common Stock is reported on the Nasdaq National Market under the trading symbol “FCTR.”

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE
NOT OBLIGATIONS OF OR GUARANTEED BY ANY OF OUR BANKING OR
NONBANKING AFFILIATES, ARE NOT INSURED BY THE FEDERAL
DEPOSIT INSURANCE CORPORATION OR ANY OTHER
GOVERNMENTAL AGENCY AND INVOLVE
INVESTMENT RISKS, INCLUDING
POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE
OF NORTH CAROLINA (THE “COMMISSIONER”) OR ANY STATE SECURITIES
COMMISSION OR ANY OTHER REGULATORY BODY, NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY STATE SECURITIES
COMMISSION OR ANY OTHER REGULATORY BODY PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 30, 2004

ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Common Stock offered through this prospectus. That Registration Statement became effective August 4, 1998. For further information pertaining to the shares of Common Stock to which this prospectus relates, reference is made to that Registration Statement, including the exhibits and schedules filed as a part of that Registration Statement. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this prospectus.

     Unless otherwise indicated or unless the context requires otherwise, all references to “we,” “us,” “our” or similar references are to First Charter Corporation.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file with the Commission at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You also may inspect our filings over the Internet at the Commission’s home page at http://www.sec.gov. The reports and other information we file with the Commission also are available at our website, www.firstcharter.com. We have included the Commissioner’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus.

     The Commission allows us to incorporate by reference the information we file with it. That means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Commission automatically will update and supersede this incorporated information and information in this prospectus.

     We incorporate by reference the following documents which were previously filed with the Commission under the Exchange Act:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	our current reports on Form 8-K filed January 28, 2004, January 30, 2004, March 31, 2004, April 7, 2004, November 23, 2004 and December 2, 2004 (other than those portions furnished under former Item 9 or Item 12 of Form 8-K or current Item 2.02 or Item 7.01 of Form 8-K); and

•	the description of the Common Stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments or reports filed for the purpose of updating that description.

     We also incorporate by reference documents that we will file with the Commission after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act other than those portions furnished on Form 8-K, but not deemed filed.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

     WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF THAT PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO THOSE DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN THOSE DOCUMENTS). WRITTEN REQUESTS FOR COPIES SHOULD BE DIRECTED TO ROBERT O. BRATTON, CHIEF FINANCIAL OFFICER, FIRST CHARTER

CORPORATION, POST OFFICE BOX 37937, CHARLOTTE, NORTH CAROLINA 28237-7937. TELEPHONE REQUESTS MAY BE DIRECTED TO (704) 688-4300.

FIRST CHARTER CORPORATION

     First Charter Corporation is a bank holding company incorporated in 1983 under the laws of the State of North Carolina and is registered under the Bank Holding Company Act of 1956. Through First Charter Bank, a full service bank and trust company and our primary banking subsidiary, and our other subsidiaries, we provide a wide range of banking products and services throughout Ashe, Alleghany, Avery, Buncombe, Cabarrus, Catawba, Cleveland, Guilford, Iredell, Jackson, Lincoln, McDowell, Mecklenburg, Rowan, Rutherford, Swain, Transylvania and Union Counties of North Carolina. Our principal executive offices are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262, and our telephone number is (704) 688-4300.

     As part of our operations, we regularly hold discussions and evaluate the potential acquisition of, or merger with, various financial institutions. In addition, we periodically enter new markets and engage in new activities in which we compete with established financial institutions. There can be no assurance as to the success of any new office or activity. Furthermore, as the result of these expansions, we may from time to time incur start-up costs that could affect our financial results.

DESCRIPTION OF THE AMENDED AND RESTATED
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following, in question and answer form, are the provisions of the Amended and Restated Dividend Reinvestment and Stock Purchase Plan of First Charter Corporation (the “Plan”). Those holders of Common Stock who do not wish to participate in the Plan will continue to receive cash dividends directly, if and when they are paid. The Plan initially became effective on December 1, 1987 and was amended and restated effective July 24, 1998.

Purpose

1.	What is the purpose of the Plan?

     The purpose of the Plan is to provide owners of Common Stock with a simple and convenient way of purchasing additional shares of Common Stock. Participants in the Plan may purchase shares of Common Stock by (i) having the cash dividends on all or a portion of their shares of Common Stock automatically reinvested in shares of Common Stock, and (ii) by making optional cash payments to the Plan that are then invested in shares of Common Stock.

     We intend for the Plan Administrator to purchase shares of Common Stock for the Plan in the open market. However, subject to certain requirements of the Commission, we may direct the Plan Administrator to purchase shares of Common Stock for the Plan directly from us. If the Plan Administrator purchases shares directly from us, we will receive additional funds that we will use for general corporate purposes, including investments in, or extensions of credit to, our subsidiaries.

Advantages

2.	What are the advantages of the Plan?

     Typically, when a shareholder purchases shares of Common Stock on the open market through a broker-dealer, the shareholder will pay a brokerage commission in addition to the purchase price of the shares. When the Plan Administrator purchases Common Stock on the open market for the Plan, the Plan also pays brokerage commissions, and each Participant’s Plan account is charged with its proportionate share of these brokerage commissions. However, each Participant’s share of the brokerage commission may be less than he or she might individually incur since the Plan Administrator will buy shares in volume and pass commission savings on to the Participants. No other fees or service charges are imposed on Participants in connection with the purchase of shares of Common Stock under the Plan.

     Participants also have the option of depositing with the Plan Administrator their stock certificates for shares enrolled in the Plan for dividend reinvestment. Therefore, Participants avoid the inconvenience and expense of holding certificates for the shares of Common Stock that are enrolled in the Plan. See Question 9.

Participation

3.	Who is eligible to participate?

     All registered holders of Common Stock (“shareholders”) are eligible to participate in the Plan. Beneficial owners of Common Stock whose shares are held in registered names other than their own, such as trustees, bank nominees or brokers, must arrange for the holder of record to participate in the Plan or have the shares transferred to their own names before enrolling in the Plan. After enrollment in the Plan as described below, a Participant must always have at least one whole share of Common Stock enrolled in dividend reinvestment to continue to participate in the Plan.

4.	How does a shareholder become a participant?

     An eligible shareholder may enroll in the Plan by completing and signing the Authorization Form and returning it to the Plan Administrator at the address provided in Question 22. An Authorization Form, together with a postage-paid envelope addressed to the Plan Administrator, is enclosed with this document, and additional forms may be obtained at any time by written request to the Plan Administrator at the address provided in Question 22.

5.	What does the Authorization Form provide?

     The Authorization Form allows an eligible shareholder to enroll in the Plan by electing to have the cash dividends on shares of Common Stock registered in that shareholder’s name reinvested in additional shares of Common Stock from time to time. The Authorization Form must indicate the number of whole shares that a shareholder wishes to enroll in the Plan for dividend reinvestment, which may be all or any portion of the shares of Common Stock registered in the shareholder’s name (but not less than one whole share). The shareholder also must include his or her social security number or taxpayer identification number on the Authorization Form, and failure to supply this information may result in backup withholding of income taxes from dividend payments owed to that shareholder with respect to Common Stock enrolled in the Plan. See Question 23.

6.	After enrollment, may a Participant change the number of participating shares?

     Yes. A Participant who decides to change the number of shares enrolled in dividend reinvestment must sign and return a new Authorization Form to the Plan Administrator indicating the revised number of whole shares (but not less than one) that are to be enrolled in dividend reinvestment. See Question 21 concerning withdrawal of shares from dividend reinvestment.

7.	When may a shareholder enroll in the Plan?

     An eligible shareholder may enroll in the Plan at any time. If a properly completed Authorization Form enrolling shares of Common Stock for dividend reinvestment is received by the Plan Administrator at least one business day prior to the record date established for payment of a particular cash dividend, reinvestment of cash dividends with respect to those shares will commence with that dividend. If the Authorization Form is received after the record date established for a particular cash dividend, then the reinvestment of cash dividends will not begin until the dividend payment date following the next record date.

Dividend Reinvestment

8.	How does dividend reinvestment work under the Plan?

     If shares of Common Stock are enrolled in the Plan for dividend reinvestment, the cash dividends that otherwise would be paid to the Participant for those shares will instead be received by the Plan Administrator on behalf of the Participant. The Plan Administrator then will use the cash dividends to purchase additional shares of Common Stock for the Participant’s Plan account. See Question 14. As shares are purchased through dividend reinvestment and credited to the Participant’s Plan account, these shares automatically will be enrolled in the Plan for future dividend reinvestment.

9.	What does a shareholder do with stock certificates for shares enrolled in dividend reinvestment?

     Participants may, but are not required to, deposit with the Plan Administrator their certificates for shares of Common Stock enrolled in dividend reinvestment under the Plan at no cost. These shares will then be held in the name of one of the Plan Administrator’s nominees and subsequently will be credited to and maintained in the Participant’s Plan account. This feature allows a Participant to avoid the risk and cost associated with the loss, theft or destruction of stock certificates. To deposit certificates, a Participant must send the certificates representing shares enrolled in dividend reinvestment to the Plan Administrator by registered mail with written instructions to deposit them in the Participant’s Plan account. Participants should not endorse the certificates or complete the assignment section.

Optional Cash Payments

10.	What are optional cash payments?

     Participants who remain eligible to participate and who are active participants in the Plan may make optional cash payments to the Plan Administrator for the direct purchase of Common Stock under the Plan. Shares purchased with a Participant’s optional cash payments will be credited to the Participant’s Plan account and automatically will be enrolled in the Plan for future dividend reinvestment. Participants are not required to make any optional cash payments to participate in the Plan.

11.	Are there any limits on optional cash payments by Participants?

     Yes. Each optional cash payment must be at least $25, and a Participant’s aggregate optional cash payments may not exceed $3,000 in any calendar quarter. A calendar quarter is a three-month period beginning on each January 1, April 1, July 1 and October 1 of each year.

12.	How do Participants make optional cash payments?

     An eligible Participant may make optional cash payments at any time (i) by check or money order made payable to Registrar and Transfer Company, (ii) by authorizing a periodic automatic draft of the Participant’s deposit account at a bank or other depository institution in accordance with its and the Plan Administrator’s rules and procedures or (iii) by any other method permitted by the Plan Administrator from time to time. An optional cash payment made by check or money order should include the Participant’s taxpayer identification number, our name and the Participant’s account number under the Plan, and should be submitted, together with the perforated form from the Participant’s periodic statement of account, to the Plan Administrator at the address provided in Question 22. The Plan Administrator may, in its sole discretion, accept an optional cash payment that is sent without the perforated form as long as the Participant has included on the check or money order information sufficient to identify the Participant’s taxpayer identification number and our name. Optional cash payments that cannot be identified to the satisfaction of the Plan Administrator will be returned to the Participant. In addition, optional cash payments that do not satisfy the other requirements of the Plan will be returned to the Participant. A Participant can receive a refund of any optional cash payment upon written request received by the Plan Administrator at least two business days prior to the date those funds are to be invested by the Plan Administrator.

13.	When should optional cash payments be made?

     Optional cash payments may be made at any time. However, all optional cash payments will be held in a non-interest bearing account maintained by the Plan Administrator, pending investment in shares of Common Stock as described in Question 14, and no interest will be paid on any optional cash payment for the period following receipt but prior to investment. Accordingly, Participants may wish to delay transmittal of optional cash payments until shortly before the investment date (see Question 14), while still allowing enough time for the Plan Administrator to receive the funds at least five business days prior to that date. Any optional cash payments not received by the Plan Administrator in time to be included in purchases of Common Stock for a particular month may, in the discretion of the Plan Administrator, either be returned to the Participant or be included in purchases for the next month.

Purchases of Common Stock by the Plan

14.	When and how will shares of Common Stock be purchased for a Participant’s Plan account?

     Cash dividends and optional cash payments held for a Participant’s Plan account will be commingled with the cash dividends and optional cash payments held for all other accounts under the Plan and will be applied to the purchase of Common Stock. The Plan Administrator will make arrangements to use reinvested dividends to purchase Common Stock on a quarterly basis, on or about the applicable dividend payment date. The Plan Administrator will make arrangements to use optional cash payments to purchase Common Stock at least once monthly, on or about the 15th day of each calendar month. In the discretion of the Plan Administrator, purchases of Common Stock made with reinvested cash dividends may be made together with purchases of Common Stock made with optional cash payments in those months that cash dividends are paid. In any case, purchases may be made over a number of days to meet the requirements of the Plan.

     Shares needed to meet the requirements of the Plan may be acquired on any securities exchange that the Common Stock is traded, in the over-the-counter market, in negotiated transactions or by purchasing shares being sold under the Plan by other Participants (all referred to as the “open market”). In addition, in our discretion and subject to requirements of the Commission, shares may be purchased directly from us to be issued from authorized but unissued shares. If the Plan Administrator purchases shares in the open market, a Participant’s price per share will be the weighted average price of shares purchased over the relevant period to satisfy Plan requirements, plus the Participant’s proportionate share of the brokerage commission incurred by the Plan Administrator in connection with those open market purchases during that period. If the Plan Administrator purchases shares directly from us, a Participant’s price per share will be the fair market value of the Common Stock on the day the shares are purchased. “Fair market value” with respect to any day means the average of the high and low asked prices for shares of Common Stock, calculated over the five business days prior to that date, or in the absence of such information, as determined by the Plan Administrator on the basis of those market quotations or other market information as it determines to be appropriate.

     A Participant’s account will be credited with a number of shares of Common Stock equal to the amount of cash dividends and any optional cash payments invested on behalf of the Participant, divided by the applicable price per share of Common Stock, with fractional shares computed to at least three decimal places. Certificates for shares of Common Stock purchased under the Plan will not customarily be issued to the Participants. Instead, the Plan Administrator will hold all shares in the name of one of its nominees, and the shares of Common Stock that a Participant buys under the Plan will be credited to and maintained in the Participant’s Plan account. This feature protects against loss, theft or destruction of stock certificates. The Participant will receive a periodic statement detailing the status of the Participant’s holdings. See Question 16 concerning requests for stock certificates and Question 17 concerning periodic reports to Participants.

     In certain circumstances, the lack of shares available for purchase, the compliance with banking and securities laws, the observance of rules and regulations or governmental regulatory bodies or other conditions may result in delays or temporary curtailment or suspension of purchases of Common Stock under the Plan. Typically, purchases will resume when shares are again available or when purchases are again permitted. However, if for any reason an optional cash payment or cash dividend is not invested in shares of Common Stock within 30 days of receipt by the Plan Administrator, the Plan Administrator will promptly return to each Participant a check for the amount of funds representing those cash dividends or optional cash payments held on the Participant’s account.

     Because the Plan Administrator will arrange for the purchase of shares on behalf of the Plan, neither we nor any Participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchase. Therefore, Participants will not be able to time precisely their purchases through the Plan and will bear the market risk associated with fluctuations in the price of the Common Stock. That is, it is possible that the market price of the Common Stock could go up or down before the broker purchases shares with the Participant’s funds.

15.	Are there any expenses to Participants in connection with purchases under the Plan?

     Each Participant’s account under the Plan will be charged with its proportionate share of brokerage commissions incurred by the Plan Administrator when it purchases Common Stock for the Plan in open market purchases. However, Participants will not incur any brokerage commissions for purchases of Common Stock made under the Plan directly from us. No other fees or service charges will be imposed on Participants in connection with purchases of Common Stock for their accounts under the Plan. See Question 18 concerning a Participant’s expenses for sales of Common Stock under the Plan.

Requests for Stock Certificates

16.	Can a shareholder receive stock certificates for shares purchased under the Plan or deposited into the Plan?

     Yes. Certificates for any number of shares credited to and maintained in the Participant’s Plan account from time to time will be issued to the Participant without charge upon the Participant’s written request to the Plan Administrator at the address provided in Question 22. Certificates will be issued for whole shares only. In the event a Participant’s request involves a fractional share, a check for the value of the fractional share, determined based on the closing price of the Common Stock on the effective date of the Participant’s request, will be mailed to the Participant. Certificates will be issued in, and checks will be made payable to, the name in which the Plan account is registered. Unless a Participant specifically requests the discontinuation of dividend reinvestment for the shares represented by certificates issued to the Participant, these shares will remain enrolled in the Plan for dividend reinvestment. See Question 21 concerning discontinuation of dividend reinvestment and liquidation of accounts.

Reports to Participants

17.	What kind of reports will be sent to Participants?

     Each Participant will receive a statement of account at the end of each month in which there has been a transaction that has affected the Participant’s account, but no less frequently than quarterly. The statement of account will include information describing each transaction. Specifically, it will include information as to dividends received on behalf of the Participant, optional cash payments received from the Participant, amounts invested for the Participant, costs of purchases, number of shares purchased (including fractional shares), total shares credited to the Participant’s account and other information for the year-to-date. Each year, in January, a Form 1099 will be sent to each Participant that will include certain information pertaining to the Participant’s account and necessary for income tax purposes. This Form 1099 should be retained by the Participant for preparation of that Participant’s income tax returns.

     All notices, statements, reports and other information and documents will be mailed to a Participant’s address of record. Therefore, a Participant should promptly notify the Plan Administrator at the address provided in Question 22 of any change in address.

Sales

18.	May a Participant sell shares held in the Participant’s Plan account?

     Yes. A Participant may request the Plan Administrator to sell all shares, or any number of whole shares, credited to the Participant’s Plan account by providing written instructions to the Plan Administrator at the address provided in Question 22. The Plan Administrator will make arrangements to sell those shares through broker-dealers selected by the Plan Administrator or in a negotiated transaction without a broker, including a sale to us or a sale to the Plan for purchase on behalf of other Plan Participants, in the Plan Administrator’s sole discretion. Shares being sold by a Participant may be aggregated with shares being sold by other Participants who have requested sales. The sales price per share will be the weighted average sales price of shares sold over the relevant period, as volume dictates. Following the completion of the sale, the Plan Administrator will send a check to the Participant, payable to the name in which the Plan account is registered, for the proceeds of the sale, less (i) an administrative fee of $15.00, (ii) the Participant’s proportionate share of brokerage commissions incurred by the Plan Administrator in connection with the sales over the relevant period and (iii) any required tax withholdings. If a Participant’s Plan account falls below one whole share, the Plan Administrator in its discretion will liquidate the fractional share and remit the value to the Participant, determined based on the closing price of the Common Stock on the effective date of the sale as reported on a national securities exchange or the Nasdaq Stock Market, as applicable. We reserve the right to instruct the Plan Administrator to limit sales under the Plan in a uniform manner.

     Because the Plan Administrator will arrange for the sale of shares on behalf of the Plan, neither we nor any Participant in the Plan has the authority or power to control either the timing or pricing of shares sold or the selection of the broker making the sale. Therefore, Participants will not be able to time precisely their sales through the Plan and will bear the market risk associated with fluctuations in the price of the Common Stock. That is, it is possible that the market price of the Common Stock could go up or down before the broker sells the Participant’s shares.

     A Participant may choose to sell shares held in his or her Plan account through a stockbroker chosen by the Participant. If so, the Participant should request a certificate for his or her shares from the Plan Administrator prior to the sale. See Question 16.

19.	What happens to dividend reinvestment if a Participant sells all shares held in his or her Plan account?

     This may depend on whether the Participant has shares enrolled in dividend reinvestment that have not been deposited with the Plan Administrator and for which the Participant still holds a stock certificate registered in the Participant’s name (referred to as “certificated shares”). If a Participant does not have any certificated shares enrolled in dividend reinvestment, and the Participant sells all of the shares held in the Participant’s Plan account, then dividend reinvestment will be terminated and the Participant’s Plan account will be closed. However, if a Participant has certificated shares that are enrolled in dividend reinvestment, then even if the Participant sells all of the shares held in his or her Plan account, in the discretion of the Plan Administrator, dividend reinvestment will continue with respect to all of the Participant’s certificated shares that are still enrolled in dividend reinvestment.

20.	What happens to dividend reinvestment if a Participant sells certificated shares registered in the Participant’s name?

     If all of a Participant’s certificated shares are enrolled in dividend reinvestment, and the Participant sells all or a portion of these shares, then in the discretion of the Plan Administrator, participation in dividend reinvestment will continue with respect to the remaining portion of the Participant’s certificated shares, if any, together with all shares still held in the Participant’s Plan account. If all of a Participant’s certificated shares are not enrolled in dividend reinvestment, and the Participant sells all or a portion of these shares, then in the discretion of the Plan Administrator, participation in dividend reinvestment will continue with respect to (i) the lesser of the number of certificated shares originally enrolled in dividend reinvestment or all certificated shares remaining following the sale, if any, together with (ii) all shares still held in the Participant’s Plan account.

Discontinuation of Dividend Reinvestment and Account Liquidation

21.	How does a Participant discontinue the reinvestment of dividends under the Plan?

     A Participant may discontinue the reinvestment of dividends under the Plan for all shares or any portion of the whole shares enrolled in dividend reinvestment by notifying the Plan Administrator in writing at the address provided in Question 22. Any termination notice received at least five business days prior to a record date will be effective as to dividends paid for that record date, and a termination notice received after that time will not be effective until dividends paid for that record date have been reinvested. In the discretion of the Plan Administrator, a request for discontinuation of dividend reinvestment with respect to some, but not all, of a Participant’s shares will be effective first with respect to any certificated shares then enrolled in dividend reinvestment. Thereafter, if necessary the Plan Administrator will withdraw shares from the Participant’s Plan account upon the discontinuation of dividend reinvestment and the Participant will receive a stock certificate for the number of whole shares that are withdrawn. Any remaining shares credited to the Participant’s account will continue to participate in dividend reinvestment under the Plan. In the discretion of the Plan Administrator, if the Participant’s Plan account falls below one whole share, the Plan Administrator will liquidate the fractional share and remit the value to the Participant, determined based on the closing price of the Common Stock on the effective date of the withdrawal from dividend reinvestment, as reported on a national securities exchange or the Nasdaq Stock Market, as applicable.

     Upon total discontinuation of dividend reinvestment, a Participant will receive a stock certificate for all whole shares credited to the Participant’s account under the Plan, and any fractional share will be liquidated and the Plan Administrator will remit the value to the discontinuing Participant, determined as described above. At the option of the Participant, upon total discontinuation of dividend reinvestment, a Participant may request that all shares credited to his or her Plan account be sold. Upon receipt of these written instructions, the Plan Administrator will arrange for the sale of the Participant’s shares, and will forward the proceeds to the Participant, in the manner described in Question 18.

     All certificates will be issued in, and checks will be made payable to, the name in which the Plan account is registered.

Administration

22.	Who administers the Plan for Participants?

     Registrar and Transfer Company, the Plan Administrator, administers the Plan for Participants, keeps records, sends periodic statements of account to Participants and performs other duties relating to the Plan. Communications and inquiries may be directed to Registrar and Transfer Company, Attention: First Charter Corporation Dividend Reinvestment Plan Administrator, 10 Commerce Drive, Cranford, New Jersey 07016. You may reach the Plan Administrator by telephone at 1-800-368-5948 between the hours of 8:00 a.m. and 7:00 p.m. Eastern Time, Monday through Friday, to speak with a customer service representative.

Federal Income Tax Consequences

23.	What are the federal income tax consequences of participation in the Plan?

     Shares that are purchased under the Plan through dividend reinvestment and optional cash payments will have a tax basis equal to the purchase price per share, and the holding period for shares acquired under the Plan will begin on the day after the shares are credited to a Participant’s account, all as indicated on the Participant’s periodic statements of account. A Participant receiving cash dividends will be treated as having received those dividends on all of his or her shares of Common Stock, including dividends on shares held for the Participant’s Plan account even though these dividends are automatically reinvested under the Plan. All dividends are generally taxable as ordinary income, regardless of whether they are paid directly to the Participant or reinvested under the terms of the Plan. The Jobs and Growth Tax Relief and Reconciliation Act of 2003 reduced the maximum federal income tax rate to 15% on “Qualified Dividend Income,” as that term is defined in Section 1(h)(11) of the Internal Revenue Code. Dividends paid by us, including those dividends used to purchase shares under the Plan, are eligible to be treated as Qualified Dividend Income if the various other requirements are satisfied by the Participant. In addition, a Participant may recognize gain or loss upon the sale of shares acquired under the Plan based upon the gross proceeds of that sale, transaction costs and the tax basis of those shares. IT IS IMPORTANT THAT PARTICIPANTS RETAIN ALL YEAR-END STATEMENTS IN ORDER TO HAVE A RECORD OF THE TAX BASIS ATTRIBUTABLE TO SHARES ACQUIRED UNDER THE PLAN.

     The Plan Administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan, and that information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to Participants whose dividends or other form of distribution are subject to United States domestic or foreign tax withholding, the Plan Administrator will comply with all applicable Internal Revenue Service requirements concerning the amounts of tax to be withheld, which will be deducted from the dividends credited to the Participant’s account prior to investment or from any distributions due to the Participant, as applicable.

     The discussion above is only a general outline of some of the applicable federal income tax consequences of participation in the Plan. Each Participant should consult his or her own tax adviser for additional information regarding specific tax consequences of participation in the Plan. Information for income tax purposes for Participants in the Plan will be printed on the Participant’s periodic statements of account and Forms 1099.

Other Information

24.	How will stock dividends and stock splits on shares held in Plan accounts be handled?

     In the event that dividends are paid in shares of Common Stock, or if shares of Common Stock are distributed in connection with any stock split or similar transaction, the shares of Common Stock payable to a Participant with respect to all shares of the Common Stock owned by the Participant (whether or not those shares are enrolled in dividend reinvestment under the Plan and whether those shares are registered in the Participant’s name or held in the Participant’s Plan account) will be credited to the Participant’s Plan account and will be subject to future dividend reinvestment, and no stock certificates will be issued to the Participant at that time for those shares.

25.	What happens if you have a Common Stock rights offering?

     In the event that the we make available to our shareholders rights to purchase additional shares or other securities, the Plan Administrator will sell all rights accruing to shares held for Participants’ accounts under the Plan if a Participant can be located. The proceeds will be combined with any other funds for reinvestment in connection with the next dividend payment date on which shares of Common Stock are to be purchased through dividend reinvestment. These proceeds will be treated as if they were optional cash payments.

26.	How will a Participant’s Plan Shares be voted at a meeting of shareholders?

     We will mail each Participant proxy materials including a proxy card representing all the shares of Common Stock for which the Participant holds stock certificates registered in his or her name and all the shares, both whole and fractional, held in the Participant’s Plan account. The proxy will be voted as indicated by the Participant. If the Participant does not return the proxy card, or if the Participant returns an unsigned proxy card, none of his or her shares will be voted.

27.	May a Participant transfer, assign or pledge Plan Shares?

     Except as described in Question 18, a Participant cannot sell, transfer, assign or pledge shares credited to and maintained in the Participant’s Plan account for any purpose while the shares are credited to the Participant’s Plan account. If a Participant wishes to sell directly or transfer, assign or pledge those shares, the Participant must first request a certificate for the shares in the manner described in Question 16 above.

28.	May the Plan be changed or discontinued?

     Yes. Although we intend to continue the Plan, we reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan, and we reserve the right to change the Plan Administrator at any time.

29.	What are the relative responsibilities of the Plan Administrator and First Charter Corporation under the Plan?

     The Plan Administrator receives the Participant’s dividend payments and optional cash payments, invests these amounts in shares of Common Stock, maintains continuing records of each Participant’s Plan account and advises Participants as to all transactions in and the status of their Plan accounts. The Plan Administrator acts in the capacity of agent for the Participants.

     All notices from the Plan Administrator to a Participant will be addressed to the Participant at the last address of record with the Plan Administrator. The mailing of a notice to a Participant’s last address of record will satisfy the Plan Administrator’s duty of giving notice to that Participant. Therefore, a Participant must notify the Plan Administrator at the address provided in Question 22 promptly of any change of address.

     Neither we nor the Plan Administrator will have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted under the Plan, including, without limitation, any claim for liability arising out of failure to terminate a Participant’s account upon that Participant’s death or adjudicated incompetency prior to receipt of written notice of death or adjudicated incompetency or arising out of or relating to purchase or sales prices reflected in Participants’ Plan accounts, the dates of purchases or sales of shares or fluctuations in the market value of the Common Stock after purchase or sale of shares, nor will they have any duties, responsibilities or liabilities except as expressly set forth in the Plan.

     The payment of dividends is at the discretion of our Board of Directors and will depend on future earnings, our financial condition and other factors. Our Board of Directors may change the amount and timing of dividends at any time without notice.

     Plan Participants should recognize that neither we nor the Plan Administrator can assure the Participant of a profit or protection from a loss on Common Stock purchased under the Plan.

SECURITIES AND EXCHANGE COMMISSION’S POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     There are no contracts between us and our directors and officers nor resolutions adopted by us, relating to indemnification. However, our Amended and Restated Articles of Incorporation grant our Board of Directors the authority to adopt resolutions approving the indemnification, to the fullest extent permitted by the North Carolina Business Corporation Act, as amended (the “NCBCA”), of any person made a party to any action or proceedings, whether civil, criminal or administrative, by reason of the fact that the person was serving as our director, officer, employee or agent. In addition, in accordance with the provisions of the NCBCA, our Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by federal law or North Carolina law, we will, under certain circumstances, indemnify our directors, executive officers and certain other designated officers against any and all liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of us), arising out of their status or activities as directors or officers, except for liability or litigation expense incurred on account of activities of that person that at the time taken were known or believed by that person to be clearly in conflict with our best interests. Our Bylaws further provide that we also will indemnify our directors, executive officers and certain other designated officers for reasonable costs, expenses, and attorneys’ fees incurred in connection with the enforcement of the rights to indemnification granted in the Bylaws, if it is determined in accordance with the procedures provided in the Bylaws that the person is entitled to indemnification in accordance with the Bylaws. In accordance with the Bylaws and as authorized by statute, we maintain insurance on behalf of our directors and officers against liability asserted against those persons in those capacities whether or not those directors or officers have the right to indemnification in accordance with the Bylaws or otherwise. In addition, our Amended and Restated Articles of Incorporation prevent the recovery by us or any of our shareholders of monetary damages against our directors for breach of the director’s duty as a director to the fullest extent permitted by the NCBCA. Further, the NCBCA contains various provisions prescribing the extent to which directors and officers will or may be indemnified.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us in accordance with the provisions described above, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

USE OF PROCEEDS

     The net proceeds from the sale of any newly issued shares of Common Stock offered under the Plan will be used for our general corporate purposes, including investments in, or extensions of credit to, our subsidiaries. No proceeds from Open Market Purchases of shares of Common Stock will be received by us.

LEGAL MATTERS

     Certain legal matters with respect to the Plan and in connection with the Common Stock being offered by this prospectus have been passed upon for us by Helms Mulliss & Wicker, PLLC, Charlotte, North Carolina. As of the date of this prospectus, attorneys at Helms Mulliss & Wicker, PLLC beneficially owned less than one-tenth of 1% of our Common Stock.

EXPERTS

     The consolidated financial statements of First Charter Corporation as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference into this prospectus in reliance upon the report of KPMG LLP, independent registered public accountants, and upon the authority of that firm as experts in accounting and auditing.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE IN CONNECTION WITH THIS PROSPECTUS AT ANY TIME WILL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH THAT OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THAT OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THAT OFFER OR SOLICITATION.

First Charter Corporation
Amended and Restated
Dividend Reinvestment and Stock Purchase Plan

     I hereby appoint Registrar and Transfer Company (the “Plan Administrator”), or its successor as appointed by First Charter Corporation (the “Corporation”), as my agent, subject to the terms and conditions of the First Charter Corporation Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”) as set forth in the accompanying Prospectus, receipt of which is hereby acknowledged. I authorize the Plan Administrator, as such agent, to apply my dividends and distributions as selected below and such cash deposits as it may receive from me toward the purchase of full and fractional shares of the Corporation’s Common Stock (the “Common Stock”). I understand that I may make optional cash payments for the purchase of Common Stock of not less than $25 per payment nor totaling more than $3,000 per calendar quarter.

Check one only:

FULL DIVIDEND REINVESTMENT.
     ☐ I wish to reinvest dividends on all shares registered in my name. I may also make optional cash purchases.

PARTIAL DIVIDEND REINVESTMENT.
     ☐ I wish to reinvest dividends on _________ shares registered in my name. I may also make optional cash purchases.

     I acknowledge receipt of First Charter Corporation’s Amended and Restated Dividend Reinvestment and Stock Purchase Plan Prospectus dated December 30, 2004, and I agree to the terms and conditions of the Plan as stated therein.

Please enroll me in the Plan as indicated above

(Print Name)	(Sign here exactly as name(s) appear on stock certificate(s).	(Social Security or Tax Identification Number)	(Date)
If shares are held jointly, all holders must sign.)

(Print Name)	(Signature)	(Social Security or Tax Identification Number)	(Date)

PLEASE DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE IN THE PLAN
THIS IS NOT A PROXY

Amended and Restated Dividend Reinvestment and
Stock Purchase Plan Authorization Card

[FIRST CHARTER CORPORATION LOGO]	Please sign the authorization located on the reverse side of this form and complete the information below only if it has changed.

10200 David Taylor Drive	Name 1
P.O. Box 37937
Charlotte, NC 28237-7937
Name 2

Street Address

City/State/Zip Code

Home Telephone Number
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Business Telephone Number
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